EXHIBIT 10.1

RALPH LAUREN CORPORATION

FORM OF NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made, effective as of the __ day of _____________ (the “Grant Date”), between Ralph Lauren Corporation, a Delaware corporation (hereinafter called the “Company”), and ___________ (hereinafter called the “Participant”).

R E C I T A L S:

        WHEREAS, the Company has adopted the Ralph Lauren Corporation Amended and Restated 2010 Long-Term Stock Incentive Plan (the “Plan”) which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock unit award provided for herein (the “Restricted Stock Unit Award” or “RSU Award”) to each director of the Company who is not an employee of either the Company or any Affiliate (each, an “Outside Director”) as a Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Grant of the Restricted Stock Units. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant a Restricted Stock Unit Award consisting of ___ Restricted Stock Units (hereinafter called the “RSUs”). The RSUs shall vest and become non-forfeitable in accordance with Section 2 hereof.

2. Vesting.

(a)	Subject to the Participant's continued service as an Outside Director of the Company, the RSUs shall fully vest and become non-forfeitable on the first anniversary of the Grant Date.

(b)	Once vested, the RSUs shall be paid to Participant in Shares as soon as administratively practicable, but not later than thirty (30) days, after their applicable vesting date.

(c)	Notwithstanding the foregoing, in the event the above vesting schedule results in the vesting of any fractional Shares, such fractional Shares shall be payable in cash.

(d)	The RSUs shall be settled exclusively in Class A Common Stock of the Company.

(e)
If the Participant’s service as an Outside Director of the Company is terminated for any reason other than due to the Participant’s death or Disability, the RSUs shall, to the extent not then vested, be forfeited by the Participant without consideration. In the event of the death or disability of the Participant, unvested RSUs shall continue to vest according to the original vesting schedule.

(f)
Notwithstanding any other provision of this Agreement to the contrary, in the event of a Change of Control (as defined in the Plan), the RSUs shall, to the extent not then vested and not previously forfeited, immediately become fully vested as contemplated by Section 13 of the Plan.

3. Dividend Equivalents.

(a)
The Participant shall be entitled to receive dividend equivalents on the RSUs in the event of an issuance of any cash or stock dividend on the Shares of the Company (a “Dividend”). The Participant shall be credited with an additional number of RSUs (each, a “Dividend RSU”), determined as follows:

i.
in the event of a cash dividend, equal to the quotient obtained by dividing: (a) the product of (i) the number of RSUs that the Participant holds at the time of the record date for such Dividend multiplied by (ii) the amount of the Dividend per Share, divided by (b) the fair market value per Share on the payment date for such Dividend; and

ii.	in the event of a stock dividend, equal to the number of Shares (including fractions thereof) issued with respect to each Share, multiplied by the number of RSUs.

(b)
Once credited, each Dividend RSU shall be treated as a RSU hereunder and shall be subject to the same terms and conditions as the RSU from which such Dividend RSU is derived, including, but not limited to, the applicable vesting schedule and rights to Dividend RSUs with respect to future Dividends.

4. Rights as a Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any RSUs unless and until the RSUs have vested and been issued as Shares in accordance with the Plan, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant. After such vesting, issuance, recordation, and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

5. No Right to Continued Service. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to continue to serve as an Outside Director or to otherwise be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company may at any time for any reason terminate the Participant’s services as an Outside Director and the Company or an Affiliate may dismiss the Participant or discontinue any employment or consulting relationship with the Participant, in each case free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6. Withholding. By accepting this RSU Award, the Participant agrees to make any appropriate arrangements with the Company for satisfaction of any applicable federal, state or local income tax, withholding requirements or like requirements, including any payment to the Company upon the vesting of the RSUs (or such earlier or later date as may be applicable under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”)), or other settlement in respect of, the RSUs of all such taxes and requirements and the Company shall be authorized to take such action as may be necessary in the opinion of the Company's counsel (including, without limitation, withholding vested Shares otherwise deliverable to Participant hereunder and/or withholding amounts from any compensation or other amount owing from the Company to the Participant ) to satisfy all obligations for the payment of such taxes.

7. No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition or sale of the underlying RSUs. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

8. Securities Laws. Upon the vesting of any RSUs, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

9. Exchange Rates. Neither the Company nor any Affiliate shall be liable to a Participant for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. Dollar that may affect the value of the Participant’s RSUs or of any amounts due to the Participant pursuant to the vesting or other settlement of the RSUs or, if applicable, the subsequent sale of Shares acquired upon vesting.

10. Compliance with Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Grant Date.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that anything provided hereunder may be subject to Section 409A, the Company reserves the right (without any obligation to do so or to indemnify the Participant for failure to do so) to adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (a) exempt the RSU Award under this Agreement from Section 409A and/or preserve the intended tax treatment of the RSU Award provided with respect to this Agreement or (b) comply with the requirements of Section 409A.

11. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the records of the Company with respect to such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New York and agree that such litigation shall be conducted only in the courts of New York County, New York, or the federal courts of the United States for the Southern District of New York, and no other courts.
13. Acknowledgements. By accepting this Agreement and the Award evidenced hereby, the Participant agrees and acknowledges that:

a)
the Participant has received and read a copy of the Plan, that the Plan forms a part of this Agreement, and that if there is a conflict between this Agreement and either the Plan or the provision under which the Plan is administered and governed by the Committee, the Plan and/or the determination of the Committee will govern, as applicable. This Agreement is qualified in its entirety based on the determinations, interpretations and other decisions made within the sole discretion of the Committee;

b)
the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future RSUs, or benefits in lieu of these awards, even if RSUs have been granted in the past;

c)	the Participant is subject to the Company’s Securities Trading Policy; and

d)
no claim or entitlement to compensation or damages shall arise from the forfeiture of the RSUs (either in whole or in part) resulting from the Participant’s termination of service, other than due to the Participant’s death or Disability.

RALPH LAUREN CORPORATION

By:
NAME
TITLE

This Non-Employee Director Restricted Stock Unit Award Agreement effective as of _________ has been accepted by, and agreed to:

NAME